Exhibit 99.1
Eastern Bankshares, Inc. Reports First Quarter 2021 Financial Results

BOSTON, April 29, 2021 (BUSINESS WIRE) — Eastern Bankshares, Inc. (the “Company,” or together with its affiliates and subsidiaries, “Eastern”) (NASDAQ Global Select Market: EBC), the stock holding company of Eastern Bank, today announced 2021 first quarter financial results. Net income for the first quarter of 2021 was $47.7 million, or $0.28 per share, compared to a net loss of $44.1 million, or $0.26 per share, reported for the fourth quarter of 2020. Operating net income* for the first quarter of 2021 was $46.5 million, or $0.27 per share, compared to $31.6 million, or $0.18 per share, reported for the fourth quarter of 2020.

The quarter over quarter increase in operating net income* of $14.9 million is attributed to a combination of seasonally high insurance revenues which increased $5.7 million, notably higher interest rate swap revenue driven by an increase in the fair value of these transactions which was due to higher longer term interest rates, higher salary and wage expense deferrals in part due to Paycheck Protection Program (“PPP”) lending activity, and lower incentive compensation expense. In addition to these items, which are expected to be specific to the first quarter, Eastern continued to make progress on improving its overall profitability and efficiency.

The release of the Company’s quarterly financial results follows its announcement of the pending merger with Century Bancorp, Inc. (“Century”). Eastern expects the merger will create a combined franchise with approximately $22 billion in total assets and solidify Eastern’s leading position in Boston and eastern Massachusetts. The merger is expected to close in the middle of the fourth quarter of 2021, subject to certain conditions, including the receipt of required regulatory approvals, shareholder approval, and other standard conditions. The Company also recently announced a 33% increase to its quarterly cash dividend to $0.08 per share.

“We’re off to a tremendous start in 2021 and I’d like to thank all of our employees for their contributions,” said Bob Rivers, Chief Executive Officer and Chair of the Board of Eastern Bankshares, Inc. and Eastern Bank. “Our financial results for the first quarter show strong organic growth, sound asset quality, and reflect our continued commitment to be a source of financial support to businesses in need during the pandemic with the origination of $453 million in PPP loans in the first quarter. As we look to the future, our recently announced agreement to merge with Century is the next step in our journey towards expanding our presence in the communities we serve, and we look forward to welcoming Century’s customers.”

HIGHLIGHTS FOR THE FIRST QUARTER OF 2021

•Net income was $47.7 million, or $0.28 per share, and operating net income* was $46.5 million, or $0.27 per share.
•Total revenue was $155.3 million and total operating revenue* was $153.6 million driven by seasonally high insurance revenues of $28.1 million.
•Release of loan loss reserves of $0.6 million, with $178.4 million in remaining COVID-19 modified loans.
•Originated $452.6 million in new PPP loans to approximately 4,700 borrowers.
•Book value and tangible book value per share* were $18.14 and $16.12, respectively.

BALANCE SHEET

Total assets were $16.7 billion at March 31, 2021, representing an increase of $0.8 billion or 5% from December 31, 2020.

•Available for sale securities increased $0.8 billion, or 25%, on a consecutive quarter basis, to $4.0 billion, as excess liquidity was deployed into U.S. Agency securities. Cash and equivalents declined $0.2 billion to $1.9 billion.
•Total loans were $9.9 billion, representing an increase of $186.0 million or 2% from the prior quarter as originations, including $452.6 million in new PPP loans, outpaced PPP forgiveness and other loan paydowns. Total PPP loans were $1.2 billion at March 31, 2021.
•Deposits totaled $13.0 billion, representing an increase of $0.8 billion, or 7%, from December 31, 2020.
•Shareholders’ equity was $3.4 billion, representing a decrease of $41.0 million or 1% from the prior quarter. The increase in retained earnings of $37.3 million was more than offset by the after-tax market value decline of the available for sale investment portfolio, which drove the decrease in accumulated other comprehensive income of $80.4 million. The decline in market value can be attributed to the increase in medium and long-term rates during the quarter.
•At March 31, 2021, book value per share was $18.14 and tangible book value per share* was $16.12.

NET INTEREST INCOME

Net interest income was $100.1 million for the first quarter, compared to $103.6 million in the prior quarter, representing a decrease of $3.5 million on a consecutive quarter basis. There were two fewer days in the first quarter as compared to the prior quarter. Included in net interest income was $8.3 million and $6.1 million of Small Business Administration (“SBA”) PPP fee accretion net of deferred cost amortization in the first quarter and prior quarter, respectively. Also included in prior quarter net interest income was a favorable nonrecurring item of $3.8 million. The increase in PPP fee recognition on a consecutive quarter basis was attributable primarily to an increase in PPP loan forgiveness rates in the first quarter. Between December 31, 2020 and March 31, 2021, $240.7 million in PPP loans were forgiven through the SBA or otherwise paid down.

The net interest margin on a fully tax equivalent (“FTE”) basis* was 2.71% for the first quarter, representing a 13 basis points decrease from the prior quarter, primarily due to lower earning asset yields driven by the low rate environment coupled with higher average balances.

Please refer to Appendix E for a four-quarter trend analysis of the adjusted core margin*.

NONINTEREST INCOME

Noninterest income was $55.2 million for the first quarter, compared to $49.6 million for the prior quarter, representing an increase of $5.6 million.

•Insurance commissions increased $5.7 million to $28.1 million in the first quarter, compared to $22.4 million in the prior quarter, driven by seasonality. Compared to the prior year quarter, insurance commissions increased $0.7 million, or 2%.
•Trust and investment advisory fees increased $0.2 million on a consecutive quarter basis to $5.7 million due to higher equity values.
•Loan-level interest rate swap revenue was $5.4 million in the first quarter, compared to $2.5 million in the prior quarter, representing an increase of $2.9 million that was primarily driven by a $3.0 million increase in the fair value of such interest rate swap transactions due to higher market interest rates.
•Income on securities held in rabbi trust accounts was $1.8 million in the first quarter compared to $5.5 million in the prior quarter, a decrease of $3.7 million primarily due to lower equity market gains in the first quarter of 2021 as compared to the fourth quarter of 2020.
•Mortgage origination activity was lower in the first quarter as compared to the prior quarter with the gain on sale of loans totaling $1.5 million, down $1.9 million from the prior quarter. This was partially offset by a $1.5 million increase in the gain/loss on commitments to sell mortgage loans which is recorded in other income.
•The gain on sale of available for sale securities was $1.2 million in the first quarter, representing an increase of $1.2 million from the prior quarter, due to portfolio repositioning.

Please refer to Appendix B for a reconciliation of operating revenues and expenses*.

NONINTEREST EXPENSE

Noninterest expense was $94.0 million for the first quarter representing a decrease of $105.1 million, or 53%, from the prior quarter of $199.2 million. Prior quarter noninterest expense included costs associated with the Company’s mutual-to-stock conversion and initial public offering (“IPO”), including a $91.3 million donation of stock to the Eastern Bank Charitable Foundation (“EBCF”). Excluding this and other non-operating items for the respective quarters, noninterest expense on an operating basis* for the first quarter of 2021 was $92.5 million, compared to $101.8 million in the prior quarter.

•Salaries and benefits were $64.0 million in the first quarter, representing a decrease of $6.3 million from the prior quarter. The decline was driven by a reduction in incentive compensation expense of $3.9 million that was in part due to the decline in total shareholders’ equity attributable to higher market interest rates, a decrease in the defined contribution supplemental executive retirement plan (“DC SERP”) expense of $1.9 million associated with the lower market value increase in assets held in rabbi trust accounts, and higher expense deferrals of $1.8 million due in part to PPP lending activity. Partially offsetting these declines was an increase in payroll taxes of $2.3 million quarter over quarter.
•Other noninterest expense declined from $6.2 million in the prior quarter to $0.5 million in the first quarter, a decline of $5.7 million. The Company recorded impairment charges on tax credit investments of $3.2 million in the prior quarter, whereas no impairment was recorded in the first quarter. Included in other noninterest expense are components of the Company’s pension expense which were $2.3 million lower in the first quarter compared to the prior quarter. This was partially offset by an increase in pension service cost of $0.8 million which is included in salary and benefit expense.
•Professional services expenses were $4.1 million in the first quarter, representing a decrease of $1.2 million from the prior quarter.

•Marketing expenses were $1.7 million in the first quarter, representing a decrease of $1.1 million from the prior quarter.

Please refer to Appendix B for a reconciliation of operating revenues and expenses*.

ASSET QUALITY

The allowance for credit losses was $111.1 million at March 31, 2021, or 1.12% of total loans, compared to $113.0 million or 1.16% of total loans at December 31, 2020. The Company released loan loss reserves totaling $0.6 million in the first quarter, compared to a provision for credit losses of $0.9 million in the prior quarter. The Company followed the incurred loss allowance GAAP accounting model at March 31, 2021 and all preceding periods.

Non-performing loans totaled $44.0 million at March 31, 2021 compared to $43.3 million at the end of the prior quarter. During the first quarter of 2021, the Company recorded total net charge-offs of $1.4 million, or 0.06% of average total loans on an annualized basis compared to $3.3 million and 0.13% in the prior quarter, respectively.

At March 31, 2021, approximately $178.4 million in COVID-19 modified loans remained under modified payment terms, down from $332.7 million at December 31, 2020. Of the $178.4 million in COVID-19 modified loans at March 31, 2021, $86.4 million were loans that have been modified at least twice.

Please refer to Appendix F and Appendix G for detail on the Company’s lending exposure to industries which management believes are most likely to experience adverse effects of the COVID-19 pandemic, as well as a detailed breakout on COVID-19 related loan modifications.

CONFERENCE CALL INFORMATION

A conference call and webcast covering Eastern’s first quarter 2021 earnings will be held on Friday, April 30, 2021 at 9:00 a.m. Eastern Time. To join by telephone, participants can call the toll-free dial-in number (833) 233-4460 from within the U.S. or (647) 689-4543 if outside the U.S. and reference conference ID 9757837. The conference call will be simultaneously webcast. Participants may join the webcast on the Company’s Investor Relations website at investor.easternbank.com. A replay of the webcast will be made available on demand on this site.

ABOUT EASTERN BANKSHARES, INC.

Eastern Bankshares, Inc. is the stock holding company for Eastern Bank. Founded in 1818, Boston-based Eastern Bank has more than 110 locations serving communities in eastern Massachusetts, southern and coastal New Hampshire, and Rhode Island. As of March 31, 2021, Eastern Bank had approximately $17 billion in total assets. Eastern provides banking, investment and insurance products and services for consumers and businesses of all sizes, including through its Eastern Wealth Management division and its Eastern Insurance Group LLC subsidiary. Eastern takes pride in its outspoken advocacy and community support that includes $240 million in charitable giving since 1994. An inclusive company, Eastern employs approximately 1,900 deeply committed professionals who value relationships with their customers, colleagues, and communities. For investor information, visit investor.easternbank.com.

CONTACT

Investor Contact

Jillian Belliveau
Eastern Bankshares, Inc.
InvestorRelations@easternbank.com
781-598-7920

Media Contact

Andrea Goodman
Eastern Bank
a.goodman@easternbank.com
781-598-7847

NON-GAAP FINANCIAL MEASURES

*Denotes a non-GAAP financial measure used in this press release.

A non-GAAP financial measure is defined as a numerical measure of the Company’s historical or future financial performance, financial position or cash flows that excludes (or includes) amounts, or is subject to adjustments that have the effect of excluding (or including) amounts that are included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”) in the Company’s statement of income, balance sheet or statement of cash flows (or equivalent statements).

The Company presents non-GAAP financial measures, which management uses to evaluate the Company’s performance, and which exclude the effects of certain transactions that management believes are unrelated to its core business and are therefore not necessarily indicative of its current performance or financial position. Management believes excluding these items facilitates greater visibility for investors into the Company’s core businesses as well as underlying trends that may, to some extent, be obscured by inclusion of such items in the corresponding GAAP financial measures.

There are items in the Company’s financial statements that impact its financial results, but which management believes are unrelated to the Company’s core business. Accordingly, the Company presents noninterest income on an operating basis, total operating revenue, noninterest expense on an operating basis, operating net income, operating earnings per share, operating return on average assets, operating return on average shareholders’ equity, the operating efficiency ratio, and the ratio of noninterest income to total revenue on an operating basis. Each of these figures excludes the impact of such applicable items because management believes such exclusion can provide greater visibility into the Company’s core business and underlying trends. Such items that management does not consider to be core to the Company’s business include (i) income and expenses from investments held in rabbi trusts, (ii) gains and losses on sales of securities available for sale, net, (iii) gains and losses on the sale of other assets, (iv) rabbi trust employee benefits, (v) impairment charges on tax credit investments and associated tax credit benefits, (vi) expenses indirectly associated with the Company’s IPO, (vii) other real estate owned (“OREO”) gains, (viii) merger and acquisition expenses, and (ix) the stock donation to the EBCF in connection with the Company’s mutual-to-stock conversion and IPO. The Company does not provide an outlook for its total noninterest expense because it contains expense components, such as expense associated with rabbi trust accounts, which is market-driven, over which the Company cannot exercise control. Accordingly a reconciliation of the Company’s outlook for its noninterest expense on an operating basis to an outlook for total noninterest expense cannot be made available without unreasonable effort.

Management also presents the Company’s core net interest margin which excludes the impact of items management determines as being one-time in nature or not indicative of its core operating results. Such items include the impact of excess liquidity in the form of excess cash volume, PPP loans originated in response to the COVID-19 pandemic, and material purchase accounting adjustments. Similarly, management presents certain asset quality metrics excluding PPP loans which it does not consider to be part of the Company’s core portfolios. These metrics include the ratio of total nonperforming loans to total loans excluding PPP loans, the ratio of the allowance for loan losses to total loans excluding PPP loans, and the ratio of annualized net charge-offs to average total loans excluding PPP loans. The Company anticipates that the vast majority of its PPP loans outstanding at March 31, 2021 will be forgiven during 2021, and to the extent not forgiven, a PPP loan is intended to be 100% guaranteed by the SBA.

Management also presents tangible assets, tangible shareholders’ equity, tangible book value per share, and the ratio of tangible shareholders’ equity to tangible assets, each of which excludes the impact of goodwill and other intangible assets, as management believes these financial measures provide investors with the ability to further assess the Company’s performance, identify trends in its core business and provide a comparison of its capital adequacy to other companies. The Company included the tangible ratios because management believes that investors may find it useful to have access to the same analytical tools used by management to assess performance and identify trends.

These non-GAAP financial measures presented in this press release should not be considered an alternative or substitute for financial results or measures determined in accordance with GAAP or as an indication of the Company’s cash flows from operating activities, a measure of its liquidity position or an indication of funds available for its cash needs. An item which management considers to be non-core and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular period. In addition, management’s methodology for calculating non-GAAP financial measures may differ from the methodologies employed by other banking companies to calculate the same or similar performance measures, and accordingly, the Company’s reported non-GAAP financial measures may not be comparable to the same or similar performance measures reported by other banking companies.

Please refer to Appendices A-E for reconciliations of the Company's GAAP financial measures to the non-GAAP financial measures in this press release.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements, by their nature, are subject to risks and uncertainties. There are many factors that could cause actual results to differ materially from expected results described in the forward-looking statements.

Certain factors that could cause actual results to differ materially from expected results include developments in the Company’s market relating to the COVID-19 pandemic, including the severity and duration of the associated economic slowdown, adverse developments in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, increased competitive pressures, changes in the interest rate environment, risks associated with its proposed merger with Century, including the possibility that revenue or expense synergies or the other expected benefits of the transaction may not materialize for the Company in the timeframe expected or at all, or may be more costly to achieve; that the transaction may not be timely completed, if at all; that prior to the completion of the transaction or thereafter, the Company’s or Century’s businesses may not perform as expected due to transaction-related uncertainty or other factors; that the Company is unable to successfully implement integration strategies; that required regulatory, shareholder or other approvals are not obtained or other closing conditions are not satisfied in a timely manner or at all; that the timing of completion of the proposed merger is dependent on various factors that cannot be predicted with precision at this point; reputational risks and the reaction of the companies’ customers to the transaction; the inability to implement onboarding plans and other consequences associated with mergers; and diversion of management time on merger-related issues, as well as general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary Eastern Bank are engaged. For further discussion of such factors, please see the Company’s most recent Annual Report on Form 10-K and subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov.

Further, given the ongoing and dynamic nature of the COVID-19 pandemic, it is difficult to predict what continued effects the COVID-19 pandemic will have on the Company's business and results of operations. The COVID-19 pandemic and the related local and national economic disruption may result in a continued decline in demand for the Company's products and services; increased levels of loan delinquencies, problem assets and foreclosures; an increase in the Company's allowance for loan losses; a decline in the value of loan collateral, including real estate; a greater decline in the yield on the Company's interest-earning assets than the decline in the cost of the Company's interest-bearing liabilities; and increased cybersecurity risks, as employees continue to work remotely. You should not place undue reliance on forward-looking statements, which reflect the Company's expectations only as of the date of this press release. The Company does not undertake any obligation to update forward-looking statements.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS

Certain information in this press release is presented as reviewed by the Company’s management and includes information derived from the Company’s Consolidated Statements of Income, non-GAAP financial measures, and operational and performance metrics. For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of and for the three months ended
(Unaudited, dollars in thousands, except per share amounts)	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020

Earnings data
Net interest income	$100,091	$103,608	$98,742	$98,755	$100,146
Noninterest income	55,212	49,638	47,709	47,657	33,369
Total revenue	155,303	153,246	146,451	146,412	133,515
Noninterest expense	94,049	199,169	109,817	100,765	95,172
Pre-tax, pre-provision income (loss)	61,254	(45,923)	36,634	45,647	38,343
Provision for credit losses	(580)	900	700	8,600	28,600
Pre-tax income (loss)	61,834	(46,823)	35,934	37,047	9,743
Net income (loss)	47,663	(44,062)	28,505	29,850	8,445
Operating net income (non-GAAP)	46,537	31,612	32,322	27,301	10,858

Per-share data
Earnings (loss) per share	$0.28	$(0.26)	n.a.	n.a.	n.a.
Operating earnings per share (non-GAAP)	$0.27	$0.18	n.a.	n.a.	n.a.
Book value per share	$18.14	$18.36	n.a.	n.a.	n.a.
Tangible book value per share (non-GAAP)	$16.12	$16.34	n.a.	n.a.	n.a.

Profitability
Return on average assets (1)	1.19%	(1.11)%	0.80%	0.88%	0.29%
Operating return on average assets (non-GAAP) (1)	1.15%	0.79%	0.90%	0.81%	0.38%
Return on average shareholders' equity (1)	5.66%	(5.61)%	6.65%	7.11%	2.08%
Operating return on average shareholders' equity (non-GAAP) (1)	5.53%	4.02%	7.54%	6.51%	2.67%
Net interest margin (FTE) (1)	2.71%	2.84%	3.04%	3.23%	3.80%
Cost of deposits (1)	0.03%	0.03%	0.06%	0.11%	0.23%
Fee income ratio	35.55%	32.39%	32.58%	32.55%	24.99%
Efficiency ratio	60.56%	129.97%	74.99%	68.82%	71.28%
Operating efficiency ratio (non-GAAP)	60.22%	68.33%	69.95%	68.90%	69.54%

Balance Sheet (end of period)
Total assets	$16,726,795	$15,964,190	$15,460,594	$13,996,523	$12,343,754
Total loans	9,916,475	9,730,525	9,944,241	10,014,338	9,087,103
Total deposits	12,980,875	12,155,784	13,332,585	11,846,765	10,309,011
Total loans / total deposits	76%	80%	75%	85%	88%
PPP loans	$1,238,053	$1,026,117	$1,123,493	$1,100,181	$—

Asset quality
Allowance for loan losses ("ALLL")	$111,080	$113,031	$115,432	$116,636	$109,138
ALLL / total nonperforming loans ("NPLs")	252.72%	261.33%	257.47%	210.55%	222.34%
Total NPLs / total loans	0.44%	0.45%	0.45%	0.56%	0.54%
Total NPLs / total loans (excl. PPP loans) (non-GAAP)	0.51%	0.50%	0.51%	0.62%	0.54%
Net charge-offs (NCOs) / average total loans (1)	0.06%	0.13%	0.08%	0.04%	0.08%
NCOs / average total loans (excl. PPP loans) (non-GAAP) (1)	0.06%	0.15%	0.09%	0.05%	0.08%
Remaining COVID-19 loan modifications (2)	$178,430	$332,682	$701,227	$945,995	$—

Capital adequacy
Shareholders' equity / assets	20.25%	21.47%	11.08%	12.10%	13.47%
Tangible shareholders' equity / tangible assets (non-GAAP)	18.42%	19.58%	8.87%	9.67%	10.74%

(1) Presented on an annualized basis.
(2) See Appendix G: COVID-19 Related Loan Modifications

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of			Mar 31, 2021 change from
(Unaudited, dollars in thousands)	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Dec 31, 2020		Mar 31, 2020
ASSETS				△ $	△ %	△ $	△ %
Cash and due from banks	$79,497	$116,591	$94,215	(37,094)	(32)%	(14,718)	(16)%
Short-term investments	1,780,835	1,937,479	672,234	(156,644)	(8)%	1,108,601	165%
Cash and cash equivalents	1,860,332	2,054,070	766,449	(193,738)	(9)%	1,093,883	143%
Securities held for trading	—	—	652	—	—%	(652)	(100)%
Available for sale securities	3,986,253	3,183,861	1,549,927	802,392	25%	2,436,326	157%
Total securities	3,986,253	3,183,861	1,550,579	802,392	25%	2,435,674	157%
Loans held for sale	2,022	1,140	2,843	882	77%	(821)	(29)%
Loans:
Commercial and industrial	1,986,366	1,995,016	1,771,122	(8,650)	—%	215,244	12%
Commercial real estate	3,676,941	3,573,630	3,523,721	103,311	3%	153,220	4%
Commercial construction	249,416	305,708	293,135	(56,292)	(18)%	(43,719)	(15)%
Business banking	1,513,051	1,339,164	779,916	173,887	13%	733,135	94%
Total commercial loans	7,425,774	7,213,518	6,367,894	212,256	3%	1,057,880	17%
Residential real estate	1,406,510	1,370,957	1,420,003	35,553	3%	(13,493)	(1)%
Consumer home equity	832,466	868,270	929,554	(35,804)	(4)%	(97,088)	(10)%
Other consumer	251,725	277,780	369,652	(26,055)	(9)%	(117,927)	(32)%
Total loans	9,916,475	9,730,525	9,087,103	185,950	2%	829,372	9%
Allowance for loan losses	(111,080)	(113,031)	(109,138)	1,951	(2)%	(1,942)	2%
Unamortized prem./disc. and def. fees	(32,673)	(23,536)	(6,360)	(9,137)	39%	(26,313)	414%
Net loans	9,772,722	9,593,958	8,971,605	178,764	2%	801,117	9%
Federal Home Loan Bank stock, at cost	8,805	8,805	8,805	—	—%	—	—%
Premises and equipment	46,619	49,398	54,867	(2,779)	(6)%	(8,248)	(15)%
Bank-owned life insurance	79,110	78,561	78,170	549	1%	940	1%
Goodwill and other intangibles, net	376,002	376,534	377,033	(532)	—%	(1,031)	—%
Deferred income taxes, net	31,508	13,229	5,152	18,279	138%	26,356	512%
Prepaid expenses	150,453	148,680	87,960	1,773	1%	62,493	71%
Other assets	412,969	455,954	440,291	(42,985)	(9)%	(27,322)	(6)%
Total assets	16,726,795	15,964,190	12,343,754	762,605	5%	4,383,041	36%
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Demand	5,369,164	4,910,794	3,646,052	458,370	9%	1,723,112	47%
Interest checking accounts	2,482,731	2,380,497	2,318,609	102,234	4%	164,122	7%
Savings accounts	1,362,463	1,256,736	1,002,709	105,727	8%	359,754	36%
Money market investment	3,522,990	3,348,898	3,016,932	174,092	5%	506,058	17%
Certificates of deposit	243,527	258,859	324,709	(15,332)	(6)%	(81,182)	(25)%
Total deposits	12,980,875	12,155,784	10,309,011	825,091	7%	2,671,864	26%
Borrowed funds:
Federal Home Loan Bank advances	14,473	14,624	15,070	(151)	(1)%	(597)	(4)%
Escrow deposits of borrowers	14,878	13,425	16,357	1,453	11%	(1,479)	(9)%
Total borrowed funds	29,351	28,049	31,427	1,302	5%	(2,076)	(7)%
Other liabilities	329,524	352,305	340,582	(22,781)	(6)%	(11,058)	(3)%
Total liabilities	13,339,750	12,536,138	10,681,020	803,612	6%	2,658,730	25%
Shareholders' equity:
Common shares	1,868	1,868	—	—	—%	1,868	—%
Additional paid-in capital	1,854,895	1,854,068	—	827	—%	1,854,895	—%
Unallocated common shares held by the employee stock ownership plan ("ESOP")	(146,472)	(147,725)	—	1,253	(1)%	(146,472)	—%
Retained earnings	1,702,946	1,665,607	1,651,314	37,339	2%	51,632	3%
Accumulated other comprehensive income (AOCI), net of tax	(26,192)	54,234	11,420	(80,426)	(148)%	(37,612)	(329)%
Total shareholders' equity	3,387,045	3,428,052	1,662,734	(41,007)	(1)%	1,724,311	104%
Total liabilities and shareholders' equity	16,726,795	15,964,190	12,343,754	762,605	5%	4,383,041	36%

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended			Three months ended Mar 31, 2021 change from three months ended
(Unaudited, dollars in thousands, except share data)	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Dec 31, 2020		Mar 31, 2020

Interest and dividend income:				△ $	△ %	△ $	△ %
Interest and fees on loans	$88,639	$93,767	$95,538	(5,128)	(5)%	(6,899)	(7)%
Taxable interest and dividends on available for sale securities	10,206	8,493	8,178	1,713	20%	2,028	25%
Non-taxable interest and dividends on available for sale securities	1,856	1,879	1,921	(23)	(1)%	(65)	(3)%
Interest on federal funds sold and other short-term investments	432	584	517	(152)	(26)%	(85)	(16)%
Interest and dividends on trading securities	—	—	5	—	—%	(5)	(100)%
Total interest and dividend income	101,133	104,723	106,159	(3,590)	(3)%	(5,026)	(5)%
Interest expense:
Interest on deposits	1,002	1,070	5,414	(68)	(6)%	(4,412)	(81)%
Interest on borrowings	40	45	599	(5)	(11)%	(559)	(93)%
Total interest expense	1,042	1,115	6,013	(73)	(7)%	(4,971)	(83)%
Net interest income	100,091	103,608	100,146	(3,517)	(3)%	(55)	—%
(Release of) provision for allowance for loan losses	(580)	900	28,600	(1,480)	(164)%	(29,180)	(102)%
Net interest income after provision for credit losses	100,671	102,708	71,546	(2,037)	(2)%	29,125	41%
Noninterest income:
Insurance commissions	28,147	22,437	27,477	5,710	25%	670	2%
Service charges on deposit accounts	5,367	6,046	6,098	(679)	(11)%	(731)	(12)%
Trust and investment advisory fees	5,663	5,502	5,095	161	3%	568	11%
Debit card processing fees	2,749	2,749	2,470	—	—%	279	11%
Interest rate swap income (losses)	5,405	2,538	(6,009)	2,867	113%	11,414	(190)%
Income (losses) from investments held in rabbi trusts	1,846	5,535	(6,743)	(3,689)	(67)%	8,589	(127)%
Gains (losses) on trading securities, net	—	(1)	(2)	1	(100)%	2	(100)%
Gains on sales of mortgage loans held for sale, net	1,479	3,334	93	(1,855)	(56)%	1,386	1490%
Gains on sales of securities available for sale, net	1,164	3	122	1,161	38700%	1,042	854%
Other	3,392	1,495	4,768	1,897	127%	(1,376)	(29)%
Total noninterest income	55,212	49,638	33,369	5,574	11%	21,843	65%
Noninterest expense:
Salaries and employee benefits	64,040	70,310	61,589	(6,270)	(9)%	2,451	4%
Office occupancy and equipment	8,217	8,198	8,689	19	—%	(472)	(5)%
Data processing	12,129	11,354	10,004	775	7%	2,125	21%
Professional services	4,148	5,307	3,689	(1,159)	(22)%	459	12%
Charitable contributions	—	91,288	1,187	(91,288)	(100)%	(1,187)	(100)%
Marketing	1,691	2,823	2,468	(1,132)	(40)%	(777)	(31)%
Loan expenses	1,847	2,025	1,112	(178)	(9)%	735	66%
FDIC insurance	948	946	906	2	—%	42	5%
Amortization of intangible assets	532	755	702	(223)	(30)%	(170)	(24)%
Other	497	6,163	4,826	(5,666)	(92)%	(4,329)	(90)%
Total noninterest expense	94,049	199,169	95,172	(105,120)	(53)%	(1,123)	(1)%
Income (loss) before income tax expense (benefit)	61,834	(46,823)	9,743	108,657	(232)%	52,091	535%
Income tax expense (benefit)	14,171	(2,761)	1,298	16,932	(613)%	12,873	992%
Net income (loss)	47,663	(44,062)	8,445	91,725	(208)%	39,218	464%

Share data:
Weighted average common shares outstanding	172,049,044	171,812,535	n.a.
Earnings (loss) per share	$0.28	$(0.26)	n.a.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
AVERAGE BALANCES, INTEREST, YIELDS AND RATES, AND NET INTEREST MARGIN

	As of and for the three months ended
	Mar 31, 2021			Dec 31, 2020			Mar 31, 2020
(Unaudited, dollars in thousands)	Avg. Balance	Interest	Yield / Cost (5)	Avg. Balance	Interest	Yield / Cost (5)	Avg. Balance	Interest	Yield / Cost (5)
Interest-earning assets:
Loans (1):
Commercial	$7,317,951	$69,210	3.84%	$7,265,156	$73,289	4.01%	$6,275,057	$69,615	4.46%
Residential	1,393,139	11,274	3.28%	1,367,073	11,641	3.39%	1,429,994	13,303	3.74%
Consumer	1,105,698	8,937	3.28%	1,164,468	9,621	3.29%	1,311,172	13,407	4.11%
Total loans	9,816,788	89,421	3.69%	9,796,697	94,551	3.84%	9,016,223	96,325	4.30%
Investment securities	3,631,530	12,577	1.40%	2,627,679	10,945	1.66%	1,500,413	10,685	2.86%
Cash and other short-term investments	1,740,561	432	0.10%	2,291,118	584	0.10%	240,440	517	0.86%
Total interest earning assets	15,188,879	102,430	2.73%	14,715,494	106,080	2.87%	10,757,076	107,527	4.02%
Non-interest-earning assets	1,120,603			1,123,550			1,022,216
Total assets	$16,309,482			$15,839,044			$11,779,292

Interest-bearing liabilities:
Deposits:
Savings	$1,300,057	$64	0.02%	$1,232,669	$62	0.02%	$976,881	$54	0.02%
Interest checking	2,391,025	234	0.04%	2,282,786	232	0.04%	1,902,128	819	0.17%
Money market	3,440,214	587	0.07%	3,362,335	609	0.07%	2,981,427	3,904	0.53%
Time deposits	251,115	117	0.19%	267,378	167	0.25%	327,144	638	0.78%
Total interest-bearing deposits	7,382,411	1,002	0.06%	7,145,168	1,070	0.06%	6,187,580	5,415	0.35%
Borrowings	25,625	40	0.63%	25,529	45	0.70%	163,463	599	1.47%
Total interest-bearing liabilities	7,408,036	1,042	0.06%	7,170,697	1,115	0.06%	6,351,043	6,014	0.38%
Demand deposit accounts	5,125,831			5,167,221			3,477,377
Other non-interest-bearing liabilities	358,087			376,197			318,656
Total liabilities	12,891,954			12,714,115			10,147,076
Shareholders' equity	3,417,528			3,124,929			1,632,216
Total liabilities and shareholders' equity	$16,309,482			$15,839,044			$11,779,292

Net interest income - FTE		$101,388			$104,965			$101,513
Net interest rate spread (2)			2.67%			2.81%			3.64%
Net interest-earning assets (3)	$7,780,843			$7,544,797			$4,406,033
Net interest margin - FTE (4)			2.71%			2.84%			3.80%

(1) Includes non-accrual loans.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.
(5) Presented on an annualized basis.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
ASSET QUALITY - NON-PERFORMING ASSETS (1)

	As of
	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020
(Unaudited, dollars in thousands)
Non-accrual loans:
Commercial	$30,275	$30,059	$28,968	$31,273	$38,054
Residential	8,127	6,815	7,419	11,693	5,594
Consumer	3,873	4,131	4,727	9,374	4,085
Total non-accrual loans	42,275	41,005	41,114	52,340	47,733
Accruing loans past due 90 days or more:
Commercial	1,390	1,959	3,384	2,802	1,345
Residential	280	279	326	244	—
Consumer	9	9	9	9	9
Total accruing loans past due 90 days or more	1,679	2,247	3,719	3,055	1,354
Total non-performing loans	43,954	43,252	44,833	55,395	49,087
Other real estate owned	—	—	40	40	40
Other non-performing assets:	—	—	—	—	—
Total non-performing assets	$43,954	$43,252	$44,873	$55,435	$49,127
Total accruing troubled debt restructured loans	$39,367	$41,095	$39,881	$40,691	$41,880
Total non-performing loans to total loans	0.44%	0.45%	0.45%	0.56%	0.54%
Total non-performing assets to total assets	0.26%	0.27%	0.29%	0.40%	0.40%

(1) Non-performing assets are comprised of NPLs, OREO, and non-performing securities. NPLs consist of non-accrual loans and loans that are more than 90 days past due but still accruing interest. OREO consists of real estate properties, which primarily serve as collateral to secure the Company’s loans, that it controls due to foreclosure. These properties are recorded at the lower of cost or fair value less estimated costs to sell on the date the Company obtains control.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
ASSET QUALITY - PROVISION, ALLOWANCE, AND NET CHARGE OFFS

	Three months ended
	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020
(Unaudited, dollars in thousands)
Average total loans	$9,816,788	$9,796,697	$9,914,731	$9,875,110	$9,016,223
Allowance for loan losses, beginning of the period	$113,031	$115,432	$116,636	$109,138	$82,297
Charged-off loans:
Commercial and industrial	—	1,603	140	27	—
Commercial real estate	234	—	—	24	—
Commercial construction	—	—	—	—	—
Business banking	1,384	1,433	1,179	1,198	1,337
Residential real estate	—	—	—	—	—
Consumer home equity	—	79	22	—	473
Other consumer	364	713	1,077	15	533
Total charged-off loans	1,982	3,828	2,418	1,264	2,343
Recoveries on loans previously charged-off:
Commercial and industrial	9	92	306	58	322
Commercial real estate	—	220	4	5	1
Commercial construction	—	—	—	—	—
Business banking	365	47	91	27	127
Residential real estate	10	9	43	13	60
Consumer home equity	71	100	31	8	14
Other consumer	156	59	39	51	60
Total recoveries	611	527	514	162	584
Net loans charged-off (recoveries):
Commercial and industrial	(9)	1,511	(166)	(31)	(322)
Commercial real estate	234	(220)	(4)	19	(1)
Commercial construction	—	—	—	—	—
Business banking	1,019	1,386	1,088	1,171	1,210
Residential real estate	(10)	(9)	(43)	(13)	(60)
Consumer home equity	(71)	(21)	(9)	(8)	459
Other consumer	208	654	1,038	(36)	473
Total net loans charged-off	1,371	3,301	1,904	1,102	1,759
(Release of) provision for loan losses	(580)	900	700	8,600	28,600
Total allowance for loan losses, end of period	$111,080	$113,031	$115,432	$116,636	$109,138
Net charge-offs to average total loans outstanding during this period (1)	0.06%	0.13%	0.08%	0.04%	0.08%
Allowance for loan losses as a percent of total loans	1.12%	1.16%	1.16%	1.17%	1.20%
Allowance for loan losses as a percent of nonperforming loans	252.72%	261.33%	257.47%	210.55%	222.34%

(1) Presented on an annualized basis.

APPENDIX A: Reconciliation of Non-GAAP Earnings Metrics

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	Three Months Ended
(Unaudited, dollars in thousands, except share data)	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020

Net income (GAAP)	$47,663	$(44,062)	$28,505	$29,850	$8,445
Add:
Noninterest income components:
(Income) loss from investments held in rabbi trusts	(1,846)	(5,535)	(3,800)	(7,745)	6,743
(Gain) loss on sales of securities available for sale, net	(1,164)	(3)	—	(163)	(122)
(Gain) loss on sale of other assets	(18)	(49)	71	27	(29)
Noninterest expense components:
Rabbi trust employee benefit expense (income)	986	2,838	1,445	3,985	(3,479)
Impairment charge on tax credit investments	—	3,189	7,590	—	—
IPO costs (1)	—	—	549	380	270
(Gain) loss on sale of OREO	—	(61)	(546)	—	—
Merger and acquisition expenses	589	90	—	—	—
Stock donation to the EBCF	—	91,287	—	—	—
Total impact of non-GAAP adjustments	(1,453)	91,756	5,309	(3,516)	3,383
Less net tax (expense) benefit associated with non-GAAP adjustments (2)	(327)	16,082	1,492	(967)	970
Non-GAAP adjustments, net of tax	$(1,126)	$75,674	$3,817	$(2,549)	$2,413
Operating net income (non-GAAP)	$46,537	$31,612	$32,322	$27,301	$10,858

Weighted average common shares outstanding during the period:
Basic	172,049,044	171,812,535	—	—	—
Diluted	172,049,044	171,812,535	—	—	—

Earnings (loss) per share, basic	$0.28	$(0.26)	n.a.	n.a.	n.a.
Earnings (loss) per share, diluted	$0.28	$(0.26)	n.a.	n.a.	n.a.

Operating earnings per share, basic (non-GAAP)	$0.27	$0.18	n.a.	n.a.	n.a.
Operating earnings per share, diluted (non-GAAP)	$0.27	$0.18	n.a.	n.a.	n.a.

Return on average assets (3)	1.19%	(1.11)%	0.80%	0.88%	0.29%
Add:
(Income) loss from investments held in rabbi trusts (3)	(0.05)%	(0.14)%	(0.11)%	(0.23)%	0.23%
(Gain) loss on sales of securities available for sale, net (3)	(0.03)%	—%	—%	—%	—%
(Gain) loss on sale of other assets (3)	—%	—%	—%	—%	—%
Rabbi trust employee benefit expense (income) (3)	0.02%	0.07%	0.04%	0.12%	(0.12)%
Impairment charge on tax credit investments (3)	—%	0.08%	0.21%	—%	—%
IPO costs (1) (3)	—%	—%	0.02%	0.01%	0.01%
(Gain) loss on sale of OREO (3)	—%	—%	(0.02)%	—%	—%
Merger and acquisition expenses (3)	0.01%	—%	—%	—%	—%
Stock donation to the EBCF (3)	—%	2.29%	—%	—%	—%
Less net tax benefit (expense) associated with non-GAAP adjustments (2) (3)	(0.01)%	0.40%	0.04%	(0.03)%	0.03%
Operating return on average assets (non-GAAP) (3)	1.15%	0.79%	0.90%	0.81%	0.38%

Return on average shareholders' equity (3)	5.66%	(5.61)%	6.65%	7.11%	2.08%
Add:
(Income) loss from investments held in rabbi trusts (3)	(0.22)%	(0.70)%	(0.89)%	(1.84)%	1.66%
(Gain) loss on sales of securities available for sale, net (3)	(0.14)%	—%	—%	(0.04)%	(0.03)%
(Gain) loss on sale of other assets (3)	—%	(0.01)%	0.02%	0.01%	(0.01)%
Rabbi trust employee benefit expense (income) (3)	0.12%	0.36%	0.34%	0.95%	(0.86)%
Impairment charge on tax credit investments (3)	—%	0.41%	1.77%	—%	—%
IPO costs (1) (3)	—%	—%	0.13%	0.09%	0.07%
(Gain) loss on sale of OREO (3)	—%	(0.01)%	(0.13)%	—%	—%
Merger and acquisition expenses (3)	0.07%	0.01%	—%	—%	—%
Stock donation to the EBCF (3)	—%	11.62%	—%	—%	—%
Less net tax benefit (expense) associated with non-GAAP adjustments (2) (3)	(0.04)%	2.05%	0.35%	(0.23)%	0.24%
Operating return on average shareholders' equity (non-GAAP) (3)	5.53%	4.02%	7.54%	6.51%	2.67%

(1) Reflects costs associated with the Company's IPO that are indirectly related to the offering and were not recorded as a reduction of capital.
(2) The net tax benefit (expense) associated with these items is determined by assessing whether each item is included or excluded from net taxable income and applying the Company's combined statutory tax rate only to those items included in net taxable income. Additionally, the net tax benefit (expense) for the impairment charge of tax credit investment includes associated tax credit benefits.
(3) Ratios have been annualized.

APPENDIX B: Reconciliation of Non-GAAP Operating Revenues and Expenses

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	Three Months Ended
	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020
(Unaudited, dollars in thousands)
Net interest income (GAAP)	$100,091	$103,608	$98,742	$98,755	$100,146
Add:
Tax-equivalent adjustment (non-GAAP)	1,297	1,357	1,353	1,378	1,368
Fully-taxable equivalent net interest income (non-GAAP)	$101,388	$104,965	$100,095	$100,133	$101,514

Noninterest income (GAAP)	$55,212	$49,638	$47,709	$47,657	$33,369
Less:
Income (loss) from investments held in rabbi trusts	1,846	5,535	3,800	7,745	(6,743)
Gain (loss) on sales of securities available for sale, net	1,164	3	—	163	122
Gain (loss) on sale of other assets	18	49	(71)	(27)	29
Noninterest income on an operating basis (non-GAAP)	$52,184	$44,051	$43,980	$39,776	$39,961

Noninterest expense (GAAP)	$94,049	$199,169	$109,817	$100,765	$95,172
Less:
Rabbi trust employee benefit expense (income)	986	2,838	1,445	3,985	(3,479)
Impairment charge on tax credit investments	—	3,189	7,590	—	—
IPO costs (1)	—	—	549	380	270
(Gain) loss on sale of OREO	—	(61)	(546)	—	—
Merger and acquisition expenses	589	90	—	—	—
Stock donation to the EBCF	—	91,287	—	—	—
Noninterest expense on an operating basis (non-GAAP)	$92,474	$101,826	$100,779	$96,400	$98,381

Total revenue (GAAP)	$155,303	$153,246	$146,451	$146,412	$133,515
Total operating revenue (non-GAAP)	$153,572	$149,016	$144,075	$139,909	$141,475

Efficiency ratio (GAAP)	60.56%	129.97%	74.99%	68.82%	71.28%
Operating efficiency ratio (non-GAAP)	60.22%	68.33%	69.95%	68.90%	69.54%

Noninterest income / total revenue (GAAP)	35.55%	32.39%	32.58%	32.55%	24.99%
Noninterest income / total revenue on an operating basis (non-GAAP)	33.98%	29.56%	30.53%	28.43%	28.25%

(1) Reflects costs associated with the Company's IPO that are indirectly related to the offering and were not recorded as a reduction of capital.

APPENDIX C: Reconciliation of Non-GAAP Capital Metrics

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of
	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020
(Unaudited, dollars in thousands, except share data)
Tangible shareholders' equity:
Total shareholders' equity (GAAP)	$3,387,045	$3,428,052	$1,713,372	$1,693,630	$1,662,734
Less: Goodwill and other intangibles	376,002	376,534	375,632	376,331	377,033
Tangible shareholders' equity (non-GAAP)	3,011,043	3,051,518	1,337,740	1,317,299	1,285,701

Tangible assets:
Total assets (GAAP)	16,726,795	15,964,190	15,460,594	13,996,523	12,343,754
Less: Goodwill and other intangibles	376,002	376,534	375,632	376,331	377,033
Tangible assets (non-GAAP)	$16,350,793	$15,587,656	$15,084,962	$13,620,192	$11,966,721

Shareholders' equity to assets ratio (GAAP)	20.25%	21.47%	11.08%	12.10%	13.47%
Tangible shareholders' equity to tangible assets ratio (non-GAAP)	18.42%	19.58%	8.87%	9.67%	10.74%

Common shares outstanding	186,758,154	186,758,154	—	—	—

Book value per share (GAAP)	$18.14	$18.36	n.a.	n.a.	n.a.
Tangible book value per share (non-GAAP)	$16.12	$16.34	n.a.	n.a.	n.a.

APPENDIX D: Reconciliation of Non-GAAP Credit Metrics

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of
(Unaudited, dollars in thousands)	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020

Total loans excluding PPP loans:
Total loans (GAAP) (1)	$9,883,802	$9,706,989	$9,911,494	$9,979,616	$9,080,743
Less: PPP loans (1)	1,210,598	1,007,487	1,098,883	1,072,312	—
Total loans excluding PPP loans (non-GAAP)	$8,673,204	$8,699,502	$8,812,611	$8,907,304	$9,080,743

Total nonperforming loans (NPLs) (GAAP)	$43,954	$43,252	$44,833	$55,395	$49,087

Total NPLs / total loans (GAAP)	0.44%	0.45%	0.45%	0.56%	0.54%
Total NPLs / total loans (excl. PPP loans) (non-GAAP)	0.51%	0.50%	0.51%	0.62%	0.54%

Allowance for loan losses (ALLL) (GAAP)	$111,080	$113,031	$115,432	$116,636	$109,138

ALLL / total loans (GAAP)	1.12%	1.16%	1.16%	1.17%	1.20%
ALLL / total loans (excl. PPP loans) (non-GAAP)	1.28%	1.30%	1.31%	1.31%	1.20%

	As of and for the three months ended
(Unaudited, dollars in thousands)	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020

Average total loans excluding PPP Loans:
Average total loans (GAAP)	$9,816,788	$9,796,697	$9,914,731	$9,875,110	$9,016,223
Less: Average PPP loans	1,131,516	1,076,155	1,091,464	818,665	—
Average total loans excluding PPP loans (non-GAAP)	$8,685,272	$8,720,542	$8,823,267	$9,056,445	$9,016,223

Total net loans charged-off (NCOs) (GAAP)	$1,371	$3,301	$1,904	$1,102	$1,759

NCOs / Average total loans (GAAP) (2)	0.06%	0.13%	0.08%	0.04%	0.08%
NCOs / Average total loans (excl. PPP loans) (non-GAAP) (2)	0.06%	0.15%	0.09%	0.05%	0.08%

(1) Includes unamortized premiums, net of unearned discounts and deferred fees.
(2) Presented on an annualized basis

Appendix E: Reconciliation of Non-GAAP Core Margin

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of and for the three months ended
	Mar 31, 2021			Dec 31, 2020
(Unaudited, dollars in thousands)	Volume	Interest	Margin Impact (1)	Volume	Interest	Margin Impact (1)

Reported total average interest earnings assets, net interest income, and net interest margin (2)	$15,188,879	$101,388	2.71%	$14,715,494	$104,965	2.84%
Non-GAAP adjustments:
PPP loan volume earning 1%	(1,131,516)	(2,887)	0.13%	(1,076,155)	(2,741)	0.14%
SBA PPP loan fee accretion, net of deferred origination cost amortization	—	(8,339)	(0.22)%	—	(6,102)	(0.16)%
Excess cash (3)	(1,436,783)	(354)	0.27%	(1,996,808)	(502)	0.43%
Deferred loan fee income adjustment	—	—	—%	—	(3,774)	(0.10)%
Core margin (Non-GAAP) (4)	$12,620,580	$89,808	2.89%	$11,642,531	$91,846	3.14%

Core margin change from prior quarter			(0.25)%			(0.28)%

	Sep 30, 2020			Jun 30, 2020
	Volume	Interest	Margin Impact (1)	Volume	Interest	Margin Impact (1)

Reported total average interest earnings assets, net interest income, and net interest margin (2)	$13,089,839	$100,095	3.04%	$12,479,343	$100,137	3.23%
Non-GAAP adjustments:
PPP loan volume earning 1%	(1,091,464)	(2,795)	0.18%	(818,665)	(2,175)	0.15%
SBA PPP loan fee accretion, net of deferred origination cost amortization	—	(4,125)	(0.13)%	—	(3,655)	(0.12)%
Excess cash (3)	(1,200,250)	(302)	0.30%	(898,745)	(223)	0.24%
Deferred loan fee income adjustment	—	—	—%	—	—	—%
Core margin (Non-GAAP) (4)	$10,798,125	$92,873	3.42%	$10,761,933	$94,084	3.52%

Core margin change from prior quarter			(0.10)%

(1) Presented on an annualized basis.
(2) Presented on a fully taxable equivalent basis.
(3) Cash above 2% of average total earning assets at yield of 10 basis points.
(4) Core margin is the margin that results from the combined volume and interest adjustments taken together.

APPENDIX F: Commercial Loan Portfolio Exposure to High-risk Industries

High-risk industries are those industries that the Company believes will likely experience the most adverse effects of COVID-19.

As of March 31, 2021
Industry	Loan balance (Dollars in thousands)	Balance as a percent of total loans	COVID-19 modification as a percent of loan type (2)
Retail (1)	$491,210	5.0%	1.0%
Restaurants	199,239	2.0%	10.7%
Hotels	178,094	1.8%	51.6%
Construction contractors financing	83,112	0.8%	0.9%
Auto dealerships	77,658	0.8%	—%
Other high risk	81,529	0.8%	0.8%
All impacted industries total	1,110,842	11.2%	10.8%
Remaining commercial and business banking	6,314,932	63.7%	0.7%
Total Commercial and business banking	7,425,774	74.9%	2.2%
All Other Loans	2,490,701	25.1%	0.7%
Total	$9,916,475	100.0%	1.8%

(1) The retail segment contains all retail commercial real estate loans and non-essential commercial and industrial retail loans.
(2) Remaining COVID-19 modifications reflect those loans which underwent a modification and have not yet resumed payment. The Company defines a modified loan to have resumed payment if it is one month past the modification end date and not more than 30 days past due. These modifications with active deferrals met the criteria of either Section 4013 of the CARES Act or the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus (Revised) and therefore are not deemed troubled debt restructurings.

APPENDIX G: COVID-19 Related Loan Modifications

	Remaining COVID-19 Modifications as of September 30, 2020 (1)		Remaining COVID-19 Modifications as of December 31, 2020 (1)		Remaining COVID-19 Modifications as of March 31, 2021 (1)
(Dollars in thousands)	Remaining Modifications	% of Total Loan Balance	Remaining Modifications	% of Total Loan Balance	Remaining Modifications	% of Total Loan Balance

Portfolio
Commercial and industrial	$99,630	4.6%	$34,076	1.7%	$22,776	1.1%
Commercial real estate	414,233	11.3%	231,794	6.5%	127,683	3.5%
Commercial construction	13,330	4.5%	10,987	3.6%	—	—%
Business banking	64,369	5.1%	23,434	1.8%	11,681	0.8%
Residential real estate	95,260	6.9%	26,772	2.0%	13,754	1.0%
Consumer home equity	10,093	1.1%	3,432	0.4%	1,274	0.2%
Other consumer	4,312	1.4%	2,187	0.8%	1,262	0.5%
Total	$701,227	7.1%	$332,682	3.4%	$178,430	1.8%

(1) Remaining COVID-19 modifications reflect those loans which underwent a modification and have not yet resumed payment. The Company defines a modified loan to have resumed payment if it is one month past the modification end date and not more than 30 days past due. These modifications with active deferrals met the criteria of either Section 4013 of the CARES Act or the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus (Revised) and therefore are not deemed troubled debt restructurings.